EXHIBIT 15.1

August 31, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 5, 2011 and August 4, 2011 on our review of interim financial information of Ecolab Inc. for the three-month periods ended March 31, 2011 and 2010 and for the three and six-month periods ended June 30, 2011 and 2010 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, respectively, are incorporated by reference in its Registration Statement on Form S-4 dated August 31, 2011.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota